Exhibit 5.1

Pearl Cohen Zedek Latzer Baratz
Advocates, Patent Attorneys & Notaries

June 7, 2019

To:

BiondVax Pharmaceuticals Ltd.

14 Einstein Street

Nes Ziona, Israel, 74036

Re: Registration Statement on Form F-1/A

Ladies and Gentlemen,

We have acted as Israeli counsel for BiondVax Pharmaceuticals Ltd., an Israeli company (the “ Company ”), in connection with the offering of subscription rights (the “ Offering ”) by the Company to purchase up to an aggregate of 3,057,466 American Depository Shares (the “ ADSs ”), each representing 40 ordinary shares of the Company, par value NIS 0.0000001 per share (the “ Ordinary Shares ”), and up to 18,298,898 Ordinary Shares. This opinion is rendered pursuant to Item 8(a) of Form F-1 of the Unites States Securities and Exchange Commission (the “ SEC ”) and Item 601(b)(5) of the SEC’s Regulation S-K under the United States Securities Act of 1933, as amended (the “ Act ”).

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1/A (File No. 333-230484), filed by the Company with the SEC and to which this opinion is attached as an exhibit (the “ Registration Statement ”); (ii) copies of the articles of association of the Company, as currently in effect; (iii) resolutions of the audit committee, compensation committee and board of directors of the Company as provided by the Company which relate to the Registration Statement and the actions to be taken in connection with the Offering; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the subscription rights to purchase ADSs and the subscription rights to purchase Ordinary Shares are binding obligations of the registrant under the laws of the State of New York and the State of Israel respectively, and subject to the approval by Board of the Offering, when issued, sold and paid for in the Offering in the manner described in the Registration Statement, each of the Offered Ordinary Shares and each of the Ordinary Shares underlying the Offered ADS will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Israel and the New York State Bar Association and we do not express any opinion as to the laws of any other jurisdiction other than those of the State of Israel and the State of New York.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforcement of Foreign Judgments” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours, /s/ Pearl Cohen Zedek Latzer Baratz LLP